EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-189560) pertaining to the Second Amended and Restated 2002 Employee, Director and Consultant Plan, 2010 Stock Option and Grant Plan, 2013 Stock Option and Incentive Plan, and 2013 Employee Stock Purchase Plan of bluebird bio, Inc. of our report dated March 5, 2014 with respect to the consolidated financial statements of bluebird bio, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 5, 2014